ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        SHAMPAN, LAMPORT HOLDINGS LIMITED

     Pursuant to the provisions of RCW 23B.10 of the Washington Business Corporation Act, Shampan, Lamport Holdings Limited, a Washington corporation, hereby adopts the following articles of amendment to its articles of incorporation:

     FIRST: The name of the corporation is:

                        SHAMPAN, LAMPORT HOLDINGS LIMITED

     SECOND: Article IV of the articles of incorporation is amended to read in its entirety as follows:

                            ARTICLE IV: CAPITAL STOCK

     Section 1. Classes. The total number of shares of all classes of stock which this corporation shall have authority to issue is one hundred fifty million (150,000,000), consisting of:

     (a) Fifty Million (50,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock");

     (b) One Hundred Million (100,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock").

     Section 2. Preferred Stock. The shares of Preferred Stock may be divided into and issued in series. The board of directors of this corporation shall have the authority to divide the shares of Preferred Stock into one or more series; to designate the number of shares of each series and the designation thereof; to fix and determine the relative rights and preferences as between series, as shall be stated and express in the resolution or resolutions adopted by the board of directors providing for the issue of such series and as may be permitted by the Washington Business Corporation Act, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price and liquidation preferences (if and to the extent that any such rights or preferences are to be applicable to such series); and to amend the relative rights and preferences of any series that is wholly unissued. The board of directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series.
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     Section 3.  Reverse  Stock  Split.  Each share of Common  Stock  issued and outstanding on the effective date of this amendment shall be and hereby is automatically changed without further action into One/Third (1/3) of a fully paid and non-assessable share of Common Stock. The number of shares issued as a result of such change shall be rounded down to the nearest whole number such that no fractional shares shall be issued pursuant to such change. This change shall not affect the total number of authorized shares or the par value stated above.

     THIRD: Article XIV is added to the articles of incorporation and reads in its entirety as follows:

            ARTICLE XIV: SHAREHOLDER VOTING FOR CERTAIN TRANSACTIONS

     To be approved by the shareholders, the following must be approved by each voting group of shareholders entitled to vote thereon by the affirmative vote of shareholders holding a majority of the votes in each such voting group:

     (a) an amendment of the Articles of Incorporation;

     (b) a plan of merger or share exchange requiring shareholder approval;

     (c) the sale, lease, exchange or other disposition of all, or substantially all, of the corporation's assets other than in the usual and regular course of business; and

     (d) the dissolution of the corporation.

     FOURTH: The foregoing amendments to the articles of incorporation were adopted on September 15, 1999 by the requisite vote of the shareholders of the corporation in accordance with the provisions of RCW 23B.10.030 and RCW 3B.10.040.

     EXECUTED this 8th day of December, 1999.

                                SHAMPAN, LAMPORT HOLDINGS LIMITED


                                By:       /s/ Steven A. Rothstein
                                Steven A. Rothstein, Chief Executive Officer